Exhibit 99.1

Graf Acquisition Corp. IV Announces the Separate Trading of its Common Stock and Warrants, Commencing July 12, 2021

The Woodlands, TX – July 9, 2021 – Graf Acquisition Corp. IV (NYSE: GFOR.U) (the “Company”) today announced that, commencing July 12, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s common stock and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of common stock and warrants that are separated will trade on the New York Stock Exchange under the symbols “GFOR” and “GFOR WS,” respectively. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “GFOR.U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of common stock and warrants.

Led by James Graf, Gus Garcia, Lewis Silberman, Anantha Ramamurti, Anthony Kuznik and Sabrina McKee, the Company expects to focus on all industries that meet its business combination criteria and that leverages the management team’s relationships, experience and insight, including without limitation, targets in industries such as mobility, technology, transportation, new energy, software, infrastructure, consumer, defense and cybersecurity, business and real estate services, financial and data services, healthcare, diversified industrial manufacturing, technology, distribution and services, as well as companies that help to address evolving environmental, social and governance (“ESG”) related issues.

J.P. Morgan and Oppenheimer & Co. acted as book-running managers for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from J.P. Morgan Securities LLC, Attn: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (telephone: 1-866-803-9204), or by email at prospectus-eq_fi@jpmchase.com and Oppenheimer & Co. Inc., Attn: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by calling (212) 667-8055, or by emailing EquityProspectus@opco.com.

A registration statement relating to these securities was declared effective by the SEC on May 20, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

James A. Graf

Chief Executive Officer

Graf Acquisition Corp. IV

(346) 442-0819

james@grafacq.com